Exhibit 21

FIRST COMMUNITY FINANCIAL GROUP, INC.

Subsidiaries Owned at December 31, 2001

Name of Subsidiary	Trade Name	State of Incorporation
First Community Bank of Washington	Same	Washington

FCB Financial Services, Inc.	Same	Washington